Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT: Andrew Samuel (717) 724-2800

Tower Bancorp, Inc. Announces Pricing of $44.5 Million Common Stock Offering

Company Release - 12/16/2010

HARRISBURG, Pa.—(BUSINESS WIRE)— Tower Bancorp, Inc. (NASDAQ:TOBC) announced today the pricing of an underwritten public offering of 2,198,840 shares of the Company’s common stock at a price to the public of $20.25 per share for gross proceeds of $44.5 million. The net proceeds to the Company after deducting underwriting discounts and commissions and estimated offering expenses are expected to be approximately $41.5 million. The net proceeds from the offering will be used for general corporate purposes, which may include additional capital contributions to its bank subsidiary, Graystone Tower Bank to support the bank’s lending activities, repayment of its debt, supporting or funding acquisitions of other institutions or branches if opportunities for such transactions become available, and other permitted activities.

Keefe, Bruyette & Woods is serving as sole book-running manager of the offering with Sandler O’Neill + Partners, L.P. and Janney Montgomery Scott serving as co-managers. The Company has granted the underwriters a 30-day option to purchase an additional 15% of the shares issued in the offering to cover over-allotments, if any, representing gross proceeds to the Company of up to an additional $6.6 million. The Company expects to close the sale of common stock on December 21, 2010, subject to customary closing conditions.

The Company proposes to issue the shares pursuant to a prospectus supplement to its prospectus dated August 17, 2009, filed as part of its effective registration statement. This announcement shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any offer or sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. Offers will be made only by means of the prospectus and related prospectus supplement copies of which may be obtained from Keefe, Bruyette & Woods, Inc., Equity Capital Markets, 787 Seventh Avenue, 4th Floor, New York, NY 10019, or by calling toll-free (800) 966-1559.

About Tower Bancorp, Inc.

Tower Bancorp, Inc. is the parent company of Graystone Tower Bank, a full-service community bank operating 49 branch offices in central and southeastern Pennsylvania and Maryland through its divisions, Graystone Bank, Tower Bank and 1N Bank divisions. With total assets of approximately $2.7 billion, Tower Bancorp’s unparalleled competitive advantage is its committed, passionate employees and a strong corporate culture paired with a clear vision that provides customers with uncompromising service and individualized solutions to every financial need. Tower Bancorp’s common stock is listed on the NASDAQ Global Select Market under the symbol “TOBC.” More information about Tower Bancorp and its divisions can be found on the internet at www.yourtowerbank.com, www.1nbank.com, www.graystonebank.com and www.towerbancorp.com.

Safe Harbor for Forward-Looking Statements

This document may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various risks, uncertainties and other factors. Such risks, uncertainties and other factors that could cause actual results and experience to differ from those projected include, but are not limited to, the following: ineffectiveness of the company’s business strategy due to changes in current or future market conditions; the effects of competition, and of changes in laws and regulations, including industry consolidation and development of competing financial products and services; interest rate movements; changes in credit quality; inability to achieve merger-related synergies; difficulties in integrating distinct business operations, including information technology difficulties; volatilities in the securities markets; and deteriorating economic conditions, and other risks and uncertainties, including those detailed in filings by Tower Bancorp, Inc. with the Securities and Exchange Commission (SEC). The statements are valid only as of the date hereof and Tower Bancorp, Inc. disclaims any obligation to update this information.

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